Exhibit 99.1

ERI Continues Making Desalination Affordable in Australia

ERI Selected by Acciona Agua to Supply Energy Recovery Devices for Adelaide Desalination Plant

SAN LEANDRO, Calif.--(BUSINESS WIRE)--May 5, 2009--Energy Recovery, Inc. (NASDAQ:ERII), a leader in the design and development of energy recovery devices for desalination, announced today that it has been chosen to provide energy recovery devices for Adelaide’s AUD 1.1 billion desalination plant. AdelaideAgua, a consortium formed by Acciona Agua, United Utilities Australia, ABI group and McConnell Dowell, was awarded the contract to design, build and operate the 150,000 m3/day seawater desalination plant at Port Stanvac, near Adelaide, in South Australia by South Australian Water Corp. Acciona Agua selected ERI’s PX Pressure Exchanger™ (PX™) energy recovery devices to help lower the cost of producing water at the plant. ERI’s PX devices can reduce the amount of energy required in desalination by up to 60%.

“Acciona has deployed ERI’s PX devices in several locations worldwide and have first-hand experience of the PX devices’ ability to reclaim energy,” said Luis Castilla, managing director of Acciona Agua. “ERI is an obvious choice to help ensure that we have a highly efficient reverse osmosis system and are producing water in the Adelaide plant with as small a carbon footprint as possible.”

The water crisis currently gripping Australia prompted the government to revise the construction schedule of the proposed desalination facility in Port Stanvac. The Acciona-led consortium is required to begin delivering the first water in 2010, almost 12 months earlier than originally planned. Adelaide’s water shortage is so dire that the South Australian government is shortly expected to call for a doubling of the water production capacity, to 300,000 m3/day, at the plant.

“Acciona Agua is recognized for its commitment to sustainable development and we’re pleased that the company selected ERI for another project in the region,” said Borja Blanco, ERI’s vice president of sales. “The water shortage in Australia is severe and Acciona is at the forefront of helping provide the people of Adelaide with the drinking water they need. ERI’s PX devices can make that water supply more affordable.”

ERI’s PX Pressure Exchanger energy recovery devices have been installed in many locations in Australia, including the carbon neutral desalination facility in Perth. This 144,000 m3/day plant, which began delivering desalinated water in November 2006, is supplying about 17% of Perth’s water needs. The plant has reduced energy costs by approximately 56% by deploying ERI’s PX devices.

Seawater desalination refers to the process of making drinking water from ocean water. The salts and other impurities are removed through a process known as reverse osmosis (RO) membrane filtration, a proven method that produces some of the highest quality drinking water available anywhere. Visit http://www.energyrecovery.com/ for more information on ERI’s PX Pressure Exchanger or email info@energyrecovery.com.

About ERI

Energy Recovery, Inc. (NASDQ:ERII) is a leading manufacturer of energy recovery devices that are helping make desalination affordable. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump designed to recover energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on ERI and its PX devices, please visit www.energyrecovery.com.

This release contains forward-looking statements which are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements about Acciona Aqua’s plans to use our products in the Port Stanvac plant. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in these statements. Factors that could cause actual results to differ materially include, but are not limited to, delay or cancellation of plans for new desalination vessels, changes in plans to purchase our products and other risks detailed in the Company's periodic reports with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the SEC in March 2009 available at www.sec.gov. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

CONTACT:
Energy Recovery, Inc.
Audrey Bold, +1-510-746-2529
abold@energyrecovery.com